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                                                                      EXHIBIT 1

                      THIRD AMENDMENT TO  RIGHTS AGREEMENT

         This Amendment dated July 17, 1997 ("Amendment") to the Second Amended and Restated Rights Agreement ("Agreement"), dated as of May 13, 1997, is between Octel Communications Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

         Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

         The Agreement is hereby amended as follows:

         1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

                 "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Lucent Technologies Inc. ("Parent"), Memo Acquisition Corp. ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to this Agreement solely by virtue of the execution of the Agreement and Plan of Merger of even date herewith among Parent, Sub and the Company (the "Merger Agreement"),commencement and consummation of the Offer (as defined in the Merger Agreement), the acquisition of Shares (as defined in the Merger Agreement) by Sub pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement)."

         2. Section 1(h) shall be amended by inserting the following at the end of Section 1(h):

                 "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger."

         3. Section 1(m) shall be amended by inserting the following at the end of Section 1(m):

                 "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger."

         4. Clause (i) of Section 7(a) shall be amended and restated in its entirety to read as follows:





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                 "(i) the earlier of (A) immediately prior to the Effective
                 Time (as defined in the Merger Agreement) or (B) the close of business on May 13, 2007 (the 'Final Expiration Date')"

         5. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



















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         7.       As amended hereby, the Agreement shall remain in full force and effect.


OCTEL COMMUNICATIONS CORPORATION


    /s/ Robert Cohn
By:_________________________________
       Robert Cohn
       Chairman and Chief Executive Officer

        /s/ Derek S. Daley
Attest:__________________________

         Derek S. Daley
         Secretary


THE FIRST NATIONAL BANK OF BOSTON,
AS RIGHTS AGENT


    /s/ Geoffrey D. Anderson
By:_________________________________
   Signature of Authorized Signatory
















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